Exhibit 99.1
PRESS RELEASE
RELEASE DATE: February 21, 2006
First National Bank Reflects on 2005 as Year of Development
ORRVILLE, Ohio, February 21, 2006 / PR NEWSWIRE/ – 2005 was a year of changes, challenges, opportunities and focus for National Bancshares Corporation’s subsidiary, First National Bank. “From opening and closing offices, introducing new services, organizational changes and earnings challenges to risk management improvement, it has been a very interesting year for us,” reported Charles Dolezal, President.
In early 2005, First National Bank seized an opportunity to purchase a vacant banking office in the commercial district on the north end of Wooster. This expansion enabled First National to broaden its presence in the Wooster market, and since the opening of the Burbank Road Office, has in total, seen deposits increase 63% in Wooster.
The lease of First National’s Marketplace office, located inside Massillon Wal-Mart, expired in mid 2005 and FNB elected not to renew this lease and to close this location. “The office was not profitable and prospects for future growth at this site were, at best, suspect,” stated Dolezal. Resources from this location were redeployed to other offices including the new Burbank Road office. First National Bank continues to operate a drive-up ATM in the outer parking lot at this location.
First National Bank has embraced positive change in the organization, and commenced a review of product-offerings by a special staff committee. As a result, checking account products were simplified, offering new features. First National rolled out a new money market product with a very attractive interest rate and introduced two new mortgage loan products designed to serve first-time homebuyers and low-to-moderate income customers. Additionally, FNB’s new product line was enhanced with an Overdraft Privilege Service and Online Bill Payment Service. “We continue to encourage and review customer comments to be certain our product offering meets the needs of our organization’s growing customer base,” Dolezal added.
Financial results for 2005 included net income of $2.1 million, down $811 thousand, or 28%, below that of the previous year. “The flattening of the yield curve during the past year has made it challenging to increase net interest income,” explained Dolezal. Non-interest income was down due to sizable capital gains realized in 2004 and not repeated in 2005. Non-interest expenses were up reflecting expenses associated with closing one office and opening another, as well as additional personnel costs from staff realignment. Total assets were off from the previous year-end by $1.5 million. Net loans declined by
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approximately $5.2 million while $7.4 million in fixed rate residential mortgage loans were sold into the secondary market. This sale assisted in controlling the Bank’s interest rate exposure to changes in long-term rates.
National Bancshares long-term history of increased cash dividends continued during this past year. Cash dividends declared, in the amount of 64 cents per share, increased by 4.9% over the previous year. “The market value of our stock declined by 16.9% from year-end 2004 to year-end 2005,” reported Dolezal. “Unfortunately, the market for financial institution stocks has not been kind this past year. Our price followed the direction of many financial stocks, pulled downward by the market as well as by declining earnings. We are optimistic that 2006 will bring increased earnings as well as an improving market for financial stocks.”
In reviewing current and long-range needs of the organization, the management structure and necessary skill sets were reviewed, resulting in consolidation, reorganization and streamlining of certain management duties and responsibilities. “We continue our review to improve other areas of the organization as well. Developmental plans and training programs encompassing many different areas of responsibility in the company are being implemented,” stated Dolezal.
Throughout this past year First National Bank has worked diligently to prepare for required implementation of section 404 of the Sarbanes-Oxley Act. This section of the Act required all controls within the organization to be mapped and tested to ensure the use of proper procedures. “We have recently completed mapping of the controls and have initiated testing. We will be utilizing these processes to improve overall risk management systems within the organization. This will assure that many areas of risk associated with our business are being monitored and measured on an ongoing basis,” reported Dolezal.
First National Bank is celebrating their 125th year of operation. Beginning as a partnership in 1881, it has grown to 14 offices serving three counties with a staff of over 150 employees. The expansion has been realized through a combination of bank and branch acquisitions and de novo branching. First National Bank is planning activities throughout the year to celebrate this very special anniversary. “We look forward to seeing many of our customers during 2006 and hope that we may have the opportunity to serve your financial needs,” concluded Dolezal.
National Bancshares Corporation’s subsidiary, First National Bank (www.fnborrville.com), is headquartered in Orrville, Ohio, with fourteen banking offices located in Orrville, Wooster, Dalton, Kidron, Smithville, Apple Creek, Mt. Eaton, Massillon, Lodi and Seville. The ticker symbol for National Bancshares Corporation is “NBOH.”
Forward-looking Statements — This press release contains forward-looking statements as referenced in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily subject to many risks and uncertainties. A number of things could cause actual results to differ materially from those indicated by the forward-looking statements. These include factors such as changes in the competitive marketplace, changes in the interest rate environment, economic conditions, changes in the regulatory environment, changes in business conditions and inflation, risks associated with credit quality and other factors discussed in the Company’s filings with the Security and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. The company disclaims any obligation to publicly update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED BALANCE SHEETS
December 31, 2005 and 2004

	2005	2004
ASSETS
Cash and due from banks	$10,985,160	$11,756,454
Federal funds sold	8,780,000	6,070,000

Total cash and cash equivalents	19,765,160	17,826,454
Securities available for sale	60,091,913	60,461,982
Securities held to maturity (fair value: 2005 - $17,115,020; 2004 - $16,444,769)	16,917,133	15,865,047
Federal bank stock	2,987,050	2,877,850
Loans held for sale	—	57,000
Loans, net of allowance for loan losses: 2005 - $1,902,828; 2004 - $1,763,298	191,538,419	196,724,596
Premises and equipment, net	5,201,211	4,366,780
Other real estate owned	103,334	46,000
Goodwill	4,722,775	4,722,775
Identified intangible assets	1,136,613	1,386,577
Accrued interest receivable	1,621,306	1,615,798
Cash surrender value of life insurance	2,415,910	2,337,779
Other assets	380,184	136,291

	$306,881,008	$308,424,929

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Noninterest-bearing	$47,143,340	$47,569,690
Interest-bearing	202,344,481	200,952,786

Total deposits	249,487,821	248,522,476

Repurchase agreements	2,359,521	3,888,235
Federal Reserve note account	592,763	791,007
Federal Home Loan Bank advances	17,000,000	17,000,000
Accrued expenses and other liabilities	2,787,478	2,903,890

Total liabilities	272,227,583	273,105,608

Shareholders’ equity
Common stock, no par value; 6,000,000 shares authorized; 2,289,528 shares issued	11,447,640	11,447,640
Additional paid-in capital	4,689,800	4,689,800
Retained earnings	20,067,339	19,397,601
Treasury stock, at cost (55,040 shares)	(1,189,493)	(1,189,493)
Accumulated other comprehensive income (loss)	(361,861)	973,773

Total shareholders’ equity	34,653,425	35,319,321

	$306,881,008	$308,424,929

NATIONAL BANCSHARES CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest and dividend income
Loans, including fees	$12,243,402	$11,098,476	$10,833,688
Federal funds sold	242,047	75,138	85,635
Securities:
Taxable	2,727,098	3,213,539	3,186,618
Nontaxable	862,648	924,846	937,868

Total interest and dividend income	16,075,195	15,311,999	15,043,809

Interest expense
Deposits	3,145,320	2,473,832	3,016,172
Short-term borrowings	87,712	15,037	6,996
Federal Home Loan Bank advances	895,357	857,453	716,848

Total interest expense	4,128,389	3,346,322	3,740,016

Net interest income	11,946,806	11,965,677	11,303,793
Provision for loan losses	159,233	177,500	245,000

Net interest income after provision for loan losses	11,787,573	11,788,177	11,058,793

Noninterest income
Checking account fees	970,329	790,928	752,833
Gain on sale of loans	43,548	67,379	115,982
Gain on sale of other real estate owned	19,603	—	—
Miscellaneous fees	197,825	153,646	149,425
Securities gains, net	109,035	432,915	72,290
Other	460,860	450,445	441,490

Total noninterest income	1,801,200	1,895,313	1,532,020

Noninterest expense
Salaries and employee benefits	5,764,959	5,351,230	4,844,909
Data processing	1,036,874	970,492	794,932
Net occupancy	458,758	410,276	404,489
Dues, subscriptions and fees	387,958	262,079	213,721
Maintenance and repairs	382,250	262,777	267,261
Franchise tax	372,388	355,469	321,824
Depreciation — furniture and fixtures	330,996	363,391	353,601
Marketing	301,154	181,526	199,242
Amortization of intangibles	249,964	267,509	275,647
Stationary, printing and office supplies	197,280	214,327	251,275
Other	1,503,034	1,258,386	1,213,615

Total noninterest expense	10,985,615	9,897,462	9,140,516

Income before income taxes	2,603,158	3,786,028	3,450,297

Income tax expense	503,348	875,288	806,746

Net income	$2,099,810	$2,910,740	$2,643,551

Weighted average common shares outstanding	2,234,488	2,234,488	2,234,488

Basic and diluted earnings per common share	$0.94	$1.30	$1.18

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